FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-223717

AXA Equitable Life Insurance Company

Supplement Dated December 1, 2018 to the current prospectus for Structured Capital Strategies® 16

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding two new Segment Types:

New Segment Types:

Effective February 19, 2019, -20% and -30% buffers are being added to the MSCI EAFE Price Return Index 5 year Standard Segments creating two new Standard Segment Types that are available for Series B contracts only:

•	MSCI EAFE Price Return Index /5 year/-20% buffer and

•	MSCI EAFE Price Return Index /5 year/-30% buffer.

The following chart lists the Standard Segment Types:

Index	Segment Duration	Segment Buffer
S&P 500 Price Return Index	1 year	-10%
Russell 2000® Price Return Index	1 year	-10%
MSCI EAFE Price Return Index	1 year	-10%
NASDAQ-100 Price Return Index	1 year	-10%
MSCI Emerging Markets Price Return Index	1 year	-10%
iShares® Dow Jones U.S. Real Estate Index Fund	1 year	-10%
Financial Select Sector SPDR® Fund	1 year	-10%
Energy Select Sector SPDR® Fund	1 year	-10%
SPDR® Gold Shares	1 year	-10%
S&P 500 Price Return Index	3 year	-10%; -20%
Russell 2000® Price Return Index	3 year	-10%; -20%
MSCI EAFE Price Return Index	3 year	-10%
S&P 500 Price Return Index	5 year	-10%; -20%; -30%
Russell 2000® Price Return Index	5 year	-10%; -20%; -30%
MSCI EAFE Price Return Index*	5 year	-10%; -20%; -30%
*	Not available for Series C and Series ADV.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate

AXA Distributors, LLC

1290 Avenue of the Americas

New York, NY 10104.

Copyright 2018 AXA Equitable Life Insurance Company. All rights reserved.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-07-19 (2.19)	Catalog No. 158983 (2.19)
SCS 16 New Standard Segments	#657564